UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 5, 2007

NCR CORPORATION

(Exact name of registrant as specified in its charter)

Commission File Number 001-00395

Maryland	31-0387920
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1700 S. Patterson Blvd.

Dayton, Ohio 45479

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (937) 445-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

At its meeting on January 5, 2007, the Board of Directors of NCR Corporation (“NCR”) determined its intention to separate NCR into two independent publicly traded companies through the spin off of 100 percent of NCR’s Teradata Data Warehousing business to holders of NCR common stock. The transaction, expected to be tax-free to NCR and its shareholders, is also expected to enable the two publicly traded companies to better focus on their customer base, business strategy and operational needs.

Following the spin off, Bill Nuti will continue to serve as president and CEO of NCR, and Mike Koehler, currently senior vice president of the Teradata Division, will serve as president and CEO of Teradata.

Consummation of the spin off is subject to certain conditions, including final approval by NCR’s Board of Directors, receipt of a ruling from the Internal Revenue Service with respect to the spin off, the absence of any material changes or developments and the filing and effectiveness of registration statements with the Securities and Exchange Commission. Approval by NCR shareholders is not required.

The stock distribution ratio will be determined at a future date. The spin off is expected to be completed in six to nine months, subject to registration of the new security with the Securities and Exchange Commission and certain other customary conditions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

NCR CORPORATION

Date: January 9, 2007	By:	/s/ Peter Lieb
Peter Lieb
Senior Vice President, General Counsel and Secretary